Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-148633 on Form S-8 of our report relating to the consolidated financial statements and the related schedule of Noah Education Holdings Ltd. dated November 14, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts), appearing in the Annual Report on Form 20-F of Noah Education Holdings Ltd. for the year ended June 30, 2008.

/S/ DELOITTE TOUCHE TOHMATSU

Hong Kong November 14, 2008